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
Pricing Supplement No. 6 Dated February 18, 1998
(To Prospectus Supplement Dated December 8, 1997   Filed Pursuant to Rule 424(b)(2)
and Prospectus Dated October 16, 1997)             File No. 333-35815 and 33-80775
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                            CASE CREDIT CORPORATION
                   Medium-Term Notes, Series A - Fixed Rate



Agent:                       Citicorp Securities, Inc.
Principal Amount             $50,000,000
Agent's Discount
  or Commission:             0.25% of Principal Amount
Net Proceeds to Company:     $49,881,500
Original Issue Date:         February 23, 1998
Original Issue Price         100.013% of Principal Amount
Interest Rate:               5.84%
Stated Maturity:             February 27, 2000
Cusip Number:                146908AB4

Regular Record Date(s) (if other than the March 15 or
September 15 immediately preceding the Interest Payment Date):  ______________

Interest Payment Date(s) (if other than April 1 and
October 1 of each year):                                        ______________

Redemption:

     /x/  The Notes may not be redeemed prior to Stated Maturity.
     / /  The Notes may be redeemed prior to Stated Maturity.

                Redemption Commencement Date: _____________

                Redemption Price:________% of Principal Amount

     The Redemption Price initially shall be ___% of the Principal Amount of the Note to be redeemed and shall decline at each anniversary of the Redemption Commencement Date by ___% of the Principal Amount to be redeemed until the Redemption Price is 100% of such Principal Amount.








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Repayment:

     /x/  The Notes may not be repaid prior to Stated Maturity.

     / / The Notes may be repaid prior to Stated Maturity at the option of the holder of the Note.


                  Holder's Optional Repayment Date(s):_______________

                  Holder's Optional Repayment Price:_______% of Principal Amount


Original Issue Discount: / / Yes        /x/ No

       Total Amount of OID:

       Yield to Maturity:

       Initial Accrual Period OID:

       Method Used to Determine Yield for Initial Accrual Period:

               / /  Approximate
               / /  Exact

Amortization:

      /x/  The Notes are not Amortizing Notes.

      / /  The Notes are Amortizing Notes.


               Amortization Formula:            _______________________

               Amortization Payment Date(s):    _______________________

Form of Notes:

     /x/  Book-Entry
     / /  Certificated

Agent's Capacity:

     /x/  Agent
     / /  Principal

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     If as Principal:

               / / The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

              / / The Agent proposes to offer the Notes at a fixed initial public offering price of ________% of Principal Amount.

Other Provisions:

"N/A" as used herein means "Not Applicable."


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